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Capital Environmental Resource Inc.
1005 Skyview Drive
Burlington, Ontario L7P 5B1 Canada


Ladies and Gentlemen:

The undersigned hereby consents to being designated as a person expected to become a director of Capital Environmental Resource Inc., an Ontario corporation (the "Company"), in the Company's Registration Statement on Form F-1 to be filed with the United States Securities and Exchange Commission.


Very truly yours,



/s/ David Lowenstein

David Lowenstein

Date: March 11, 1999